Exhibit 99.1
Form 8-K
Pacific Alliance Corporation
File No. 000-051777

PRESS RELEASE

OGDEN, UT. December 23, 2009 – Pacific Alliance Corporation (OTC Bulletin Board: PALC-OB) today announced that a previously approved reverse split of its common stock will take effect at the start of trading on Wednesday, December 23, 2009 on a 1-for-20 split-adjusted basis.  Pacific Alliance Corporation (“Pacific Alliance”) shares will trade under the symbol PALC-D for 20 business days and will, after such 20 business day period, revert back to the current trading symbol of PALC. The stock also will have a new CUSIP number, 693790 206, when the split becomes effective.

"This reverse split was overwhelmingly approved by our stockholders owning more than 93% of the voting rights attributed to our common stock, Series A Preferred Stock and Series B Preferred Stock.  We believe that by reducing the total number of shares issued and outstanding and the resulting increase in the per-share trading price of our common stock, it will facilitate the development of an orderly trading market, will potentially make our stock a more attractive investment to institutional investors and will facilitate our long term plan to move the listing of our shares to NASDAQ or an exchange from the over-the-counter bulletin board," said Steven Clark, company chairman and CEO. "

The 1-for-20 reverse stock split will automatically convert 20 current shares of Pacific Alliance Corporation common stock into one new share of common stock. If the number of shares is not evenly divisible by the ratio of the reverse split, the stockholder's new share count will be rounded up to the nearest whole share. The reverse split, which was approved by the written consent of stockholders on November 16, 2009, will reduce the number of outstanding shares of common stock from 68,603,698 to approximately 3,430,185.   Assuming that Pacific Alliance’s outstanding Series A Preferred Stock is converted into common stock and Pacific Alliance’s outstanding Series B Preferred stock is converted into common stock, there would be approximately 36,000,000 shares of Pacific Alliance common stock issued and outstanding on a post-reverse split, post preferred stock conversion basis.

The number of shares of common stock subject to outstanding stock warrants or convertible securities, and the exercise prices and conversion ratios of those securities, will automatically be proportionately adjusted for the 1 to 20 ratio provided for by the reverse stock split.

Pacific Alliance has also increase the number of shares of its common stock authorized from 100,000,000 to 250,000,000 and the number of shares of its preferred stock authorized from 5,000,000 to 20,000,000. The reverse split and the increase in the number of authorized shares were effected through the filing of a Certificate of Amendment to Pacific Alliance’s Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

When the reverse split takes effect, stockholders holding shares in "street name" through a brokerage account will have their shares automatically adjusted to reflect the reverse stock split on the effective date. The issuance of new stock certificates will not be required at this time.

About Pacific Alliance Corporation

Pacific Alliance Corporation, through our Superior Filtration Products (“Superior”) wholly-owned subsidiary, designs, manufactures and markets a broad range of air filtration products, including (i) high-end High Efficiency Particulate Air (HEPA) filters  and Absolute Isolation Barriers for the creation of synthesized atmospheres to control manufacturing environments and for the absolute control and containment of contaminants and toxic gases in certain manufacturing processes; (ii) mid-range filters for individual and commercial use, which fall under specifications which are categorized by minimum efficiency reporting values ratings established by the American Society of Heating Refrigeration and Air Conditioning Engineers; and (iii) standard-grade, low cost filters for standard residential and commercial furnace and air conditioning applications.  As a manufacturer of commercial, industrial, and residential air filters, Superior makes a variety of products for removing and controlling airborne particulates and gaseous contaminants.

Superior also designs and manufactures some of its own production equipment to automate its processes in order to decrease labor costs associated with Superior’s standard products.

Caution Regarding Forward-Looking Statements

This news release contains certain forward-looking statements by Pacific Alliance Corporation referring to our plans involve risks and uncertainties and reflect the company's judgment as of the date of this release. There can be no assurance that those plans and expectations will be realized. Additional information concerning these and other risk factors affecting Pacific Alliance Corporation business can be found in the company's public periodic filings with the Securities and Exchange Commission disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

SOURCE:   Pacific Alliance Corporation.